Exhibit 99.2

Merger of
Sierra Vista Bank
and
Central Valley Community Bank,
a wholly owned subsidiary of
Central Valley Community Bancorp
INSTRUCTIONS
FORM OF ELECTION OF MERGER CONSIDERATION

IMPORTANT NOTES ABOUT THE FORM OF ELECTION:
The attached form is NOT to be used to vote for or against the merger.
The attached form is NOT to be used to request dissenters rights in the merger.
Voting for the merger is done ONLY using the proxy process or by voting live at the special meeting.
You MUST use the attached form indicate your preference for the form of merger consideration you would like to receive in the merger.
If you do not correctly complete and submit the attached form, your shares will be treated as “No Election Shares” with respect to the form of merger consideration you receive.
Even if you correctly complete and submit the attached form, there is no guarantee that you will receive the form of merger consideration you select.
Do NOT send your Sierra Vista Bank stock certificates with the attached form.

None of the parties to the merger (Sierra Vista Bank, Central Valley Community Bancorp, Central Valley Community Bank) makes any recommendation to you as to the form of merger consideration you should elect.

Pursuant to the proposed merger of Sierra Vista Bank and Central Valley Community Bank, a wholly-owned subsidiary of Central Valley Community Bancorp, as described in the enclosed proxy statement/prospectus dated ___________, 2016 and the related Agreement and Plan of Reorganization and Merger dated April 28, 2016 (the “Merger Agreement”), enclosed for your consideration and to be completed by you is the Form of Election, by which you may indicate your preference for the form of merger consideration you wish to receive.
The proxy statement/prospectus relating to the Special Meeting of Sierra Vista Bank shareholders being held to vote on the Merger Agreement contains separate proxy instructions for voting on the Merger Agreement.
As described in the enclosed materials and in the enclosed proxy statement/prospectus, each of your shares of Sierra Vista Bank common stock will be converted, based on your election, into the right to receive newly issued shares of Central Valley Community Bancorp (the “Stock Election”) or cash (the “Cash Election”), or a combination of Central Valley Community Bancorp shares and cash (the “Mixed Election”).
These elections are subject to certain terms, conditions and limitations set forth in the Merger Agreement and described in the proxy statement/prospectus.
Making an election:

a)
DOES NOT HAVE THE EFFECT of casting a vote with respect to adoption of the Merger Agreement at the special meeting of shareholders of Sierra Vista Bank. To vote on the Merger Agreement, please consult the proxy statement/prospectus; and

b)	WILL NOT RESULT IN PERFECTION of any appraisal rights that may be available, as discussed in the proxy statement/prospectus under “The Merger-Dissenters’ Rights of Sierra Vista Bank’s Shareholders.”
Pursuant to the proration and allocation procedures described in the proxy statement/prospectus and set forth in the Merger Agreement, shareholders may be subject to a proration process in which a shareholder may receive for such shareholder’s Sierra Vista Bank common stock an aggregate amount of cash consideration and stock consideration other than that which such shareholder has elected. All elections are subject to the allocation procedures set forth in the Merger Agreement that is described in the proxy statement/prospectus under “The Merger-Election of Form of Payment.”
For an election to be validly made, you must send your election to [_________________], the exchange agent (the “Exchange Agent”), by 5:00 p.m., Eastern Time, on the election deadline, which is [__________], 2016 the last business day preceding the date of the Sierra Vista Bank special shareholders’ meeting that is being held to vote on adoption of the Merger Agreement.
Any Sierra Vista Bank common stock held by a holder who fails to make a valid election prior to the election deadline will be treated as stock for which no election has been made. Stock for which no election has been made will receive merger consideration in accordance with the default allocation provisions set forth in the Merger Agreement and described in the proxy statement/prospectus under “The Merger-Election of Form of Payment.”
None of the parties to the Merger Agreement or their respective boards of directors makes any recommendation as to whether holders of Sierra Vista Bank common stock should elect to receive merger consideration in the form of cash, shares, or as a mixture of cash and shares. Each shareholder must make his or her own decision with respect to that election.
Do NOT submit any certificates for Sierra Vista Bank common stock now. Submission of certificates will be conducted by a separate Letter of Transmittal process following approval of the merger.
SIGNATURES ON FORM OF ELECTION.
(a) All signatures must correspond exactly to the name written on the face of the Sierra Vista Bank stock certificates or in the records for book-entry shares without alteration, variation or any change whatsoever.
(b) If this Form of Election is signed by a person(s) other than the record holder(s) of any Sierra Vista Bank stock certificates to be delivered (other than as set forth in paragraph (c) below), such certificates, when delivered, must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the record holder(s) appears on such certificate.
(c) If this Election Statement is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity and such person is not the record holder of the Sierra Vista Bank stock certificates or book-entry shares, he or she must indicate the capacity when signing and must submit proper evidence of his or her authority to act.
INSTRUCTIONS TO HOLDERS WHO ARE NOMINEES, TRUSTEES OR OTHER REPRESENTATIVES: Each holder of record of Sierra Vista Bank shares is entitled to make an election covering all Sierra Vista Bank shares actually held of record by such holder. Nominee record holders, which include brokers, trustees or any other person that holds Sierra Vista Bank shares in any capacity whatsoever on behalf of more than one person or entity, are entitled to make an election for such nominee record holders as well as an election on behalf of each beneficial owner of Sierra Vista Bank shares held through such nominee record holders. Beneficial owners who are not record holders are not entitled to submit Form of Elections. If some or all of your shares of Sierra Vista Bank common stock are held in “street name” by a broker, bank, trustee or other nominee, please contact your broker, bank or other nominee for instructions on how to make an election for those shares, and follow those instructions.
Neither Central Valley Community Bancorp or Sierra Vista Bank, nor the Exchange Agent is under any duty to give notification of defects in any Form of Election. Central Valley Community Bancorp, Sierra Vista Bank and the Exchange Agent shall not incur any liability for failure to give such notification, and each of Central Valley Community Bancorp, Sierra Vista Bank and the Exchange Agent has the absolute right to reject any and all Forms of Election not in proper form or to waive any irregularities in any Forms of Election. ALL FORMS OF ELECTION WILL BE VOID AND OF NO EFFECT IF THE MERGER AGREEMENT IS TERMINATED FOR ANY REASON.
All inquiries with respect to the completion of the Forms of Election, including requests for additional copies of the Forms of Election, should be made directly to the Exchange Agent at (800) 962-4284 (toll-free).

FORM OF ELECTION
WITH RESPECT TO THE MERGER OF
SIERRA VISTA BANK AND
CENTRAL VALLEY COMMUNITY BANK,
A WHOLLY-OWNED SUBSIDIARY OF
CENTRAL VALLEY COMMUNITY BANCORP

To _______________________:
The undersigned shareholder of Sierra Vista Bank common stock hereby makes the election below for all of the Sierra Vista Bank common stock beneficially owned by the undersigned, subject to the terms, conditions and limitations set forth in the Merger Agreement and described in the proxy statement/prospectus.

	Check boxes as applicable below:	Total Number of Shares with respect to which an election is being made
Certificate Number (if available):
☐	Stock Election * Exchange _______ of my shares of Sierra Vista Bank common stock for Central Valley Community Bancorp common stock, plus cash in lieu of fractional shares.	Shares held in brokerage account:

(Signature(s) of Owner(s))
☐	Cash Election * Exchange _______ of my shares of Sierra Vista Bank common stock for cash.
Name:

☐
Mixed Election (cash and shares) * Exchange ______ of my shares of Sierra Vista Bank common stock for units each consisting of a combination of Central Valley Community Bancorp common stock and cash, plus cash in lieu of fractional shares.
Capacity:

Address:

(Include Zip Code)
☐
No Election * I have no preference with respect to the Stock Election, the Cash Election, or the Mixed Election and therefore make no election with respect to _______ of my shares of Sierra Vista Bank common stock.

Area Code and Telephone
Number:

Account Number/Certificate Number:
*	Please note that the total number of shares specified above should equal the total number of shares of Sierra Vista Bank common stock you own of record.

Social Security or other Tax Identification Number

Dated: